Exhibit 99.1

www.telinstrument.com	One Branca Road East Rutherford, N.J. 07073 Tel: (201) 933-1600

Tel-Instrument Electronics Corp. Reports

Selection of the SDR-OMNI Test Set by AIRBUS

East Rutherford, NJ – June 12, 2024 – Tel-Instrument Electronics Corp. (“Tel-Instrument,” “TIC,”) (OTCQB: TIKK), a leading designer and manufacturer of avionics test and measurement solutions, reported the receipt of an initial order from Muirhead, our European distributer, for the new “all-in-one” SDR-OMNI flight-line test set. These units will be sold to Airbus for use in their world-wide manufacturing operations.

Mr. Jeffrey O’Hara, Tel-Instrument’s President and CEO commented: “Airbus has spent the last year conducting an in-depth competitive analysis of our new SDR-OMNI test set. We are thrilled that they have selected the SDR-OMNI for use in their worldwide manufacturing operations. The SDR-OMNI will replace several obsolete test sets currently in use. Airbus cited ease of use and test set speed as major factors in their decision. This validates the significant investment TIC has made in this market-leading test set. The SDR-OMNI has also been approved by Boeing and we are in the process of getting it added to their approved vendor list. We are also introducing a GPS simulator app for this test set which will be available this summer. This new multi-purpose test set will allow our customers to replace up to five single-purpose test sets which will generate significant savings in life cycle support and training costs.”

Keywords: Avionics, Airbus, Boeing, Nav/Comm, ATC, IFR 4000, IFR 6000, IFR 3515, AVX-10K, Viavi, Part-43, ELT, TCAS, ADS-B, UAT, VSWR, distance to fault, DME.

About Tel-Instrument Electronics Corp.

Tel-Instrument is a leading designer and manufacturer of avionics test and measurement solutions for the global commercial air transport, general aviation, and government/military aerospace and defense markets. Tel-Instrument provides instruments to test, measure, calibrate, and repair a wide range of airborne navigation and communication equipment. For further information please visit our website at www.telinstrument.com.

This press release includes statements that are not historical in nature and may be characterized as “forward-looking statements,” including those related to future financial and operating results, benefits, and synergies of the combined companies, statements concerning the Company’s outlook, pricing trends, and forces within the industry, the completion dates of capital projects, expected sales growth, cost reduction strategies, and their results, long-term goals of the Company and other statements of expectations, beliefs, future plans and strategies, anticipated events or trends, and similar expressions concerning matters that are not historical facts. All predictions as to future results contain a measure of uncertainty and, accordingly, actual results could differ materially. Among the factors which could cause a difference are: changes in the general economy; changes in demand for the Company’s products or in the cost and availability of its raw materials; the actions of its competitors; the success of our customers; technological change; changes in employee relations; government regulations; litigation, including its inherent uncertainty; difficulties in plant operations and materials; transportation, environmental matters; and other unforeseen circumstances.  A number of these factors are discussed in the Company’s previous filings with the U.S. Securities and Exchange Commission. The Company disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release. The safe harbor for forward-looking statements contained in the Securities Litigation Reform Act of 1995 (the “Act”) protects companies from liability for their forward-looking statements if they comply with the requirements of the Act.

Contact:	Pauline Romeo
Tel-Instrument Electronics Corp.
(201) 933-1600 (Ext 309)